Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Wag! Group Co.
San Francisco, CA
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274374) and Form S-8 (No. 333-268620) of Wag! Group Co. of our report dated March 30, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.
Chicago, Illinois
March 18, 2024